EXHIBIT 99.2
ARIZONA PUBLIC SERVICE COMPANY
NON-GAAP FINANCIAL MEASURE RECONCILIATION — OPERATING INCOME
(GAAP MEASURE) TO GROSS MARGIN (NON-GAAP FINANCIAL MEASURE)
(in thousands)

	THREE MONTHS ENDED
	JUNE 30,		Increase (Decrease)
	2007	2006	Pretax	After Tax
Reconciliation of Gross Margin
Operating income (closest GAAP measure)	$109,643	$119,967	$(10,324)	$(6,273)
Plus:
Operations and maintenance	170,631	164,373	6,258	3,802
Depreciation and amortization	90,809	87,969	2,840	1,726
Income taxes	42,682	46,650	(3,968)	(2,411)
Other taxes	34,588	32,666	1,922	1,168

Gross Margin	$448,353	$451,625	$(3,272)	$(1,988)

	SIX MONTHS ENDED
	JUNE 30,		Increase (Decrease)
	2007	2006	Pretax	After Tax
Reconciliation of Gross Margin
Operating income (closest GAAP measure)	$150,232	$145,011	$5,221	$3,172
Plus:
Operations and maintenance	336,565	337,726	(1,161)	(705)
Depreciation and amortization	178,685	174,280	4,405	2,676
Income taxes	45,825	43,621	2,204	1,339
Other taxes	69,110	68,214	896	544

Gross Margin	$780,417	$768,852	$11,565	$7,026